CSW Industrials Reports Impressive Fiscal 2027 Second Quarter with Record Results; Contractor Solutions Segment Delivers 13% Organic Growth

DALLAS, October 29, 2026 (GLOBE NEWSWIRE) - CSW Industrials, Inc. (NYSE: CSW or the "Company") today reported results for the fiscal 2027 second quarter period ended September 30, 2026.

Fiscal 2027 Second Quarter Highlights (comparisons to fiscal 2026 second quarter)
•Total revenue increased 31% to a record of $361 million, driven by both acquisitions and organic growth
•Contractor Solutions Segment delivered strong organic revenue growth of 13%
•Earnings per diluted share ("EPS") of $2.90 increased 20% compared to $2.41, driven primarily by increased revenue
•Adjusted EPS, which excludes the amortization of acquisition-related intangible assets and nonrecurring expenses, was a record second quarter $3.66 and increased 24% compared to $2.96
•Net income attributable to CSW of $47 million increased 16% compared to $41 million
•Adjusted EBITDA increased 33% to a record second quarter $97 million, capitalizing on increased revenue
•Cash flows from operations were a record $95 million, increasing 54%
•Net debt of $734 million at the end of the quarter, reflecting a debt paydown of $91 million during the quarter and resulting in a net leverage ratio (Net Debt to EBITDA), in accordance with our credit facility, of 2.10x, within our stated target range of 1-3x, and improved from our first fiscal quarter-end

Fiscal 2027 First Half Highlights (comparisons to fiscal 2026 first half)
•Total revenue increased 32% to a record half of $712 million, driven by acquisitions during the last twelve months and organic growth
•Contractor Solutions Segment delivered strong organic revenue growth of 9%
•EPS improved 23% to a record half of $5.94, compared to $4.84
•Adjusted EPS of $7.50, increased 29% when compared to $5.81
•Net income attributable to CSW increased 19% to $97 million, compared to $82 million
•Adjusted EBITDA increased 40% to a record half of $198 million, leveraging revenue growth
•Cash flows from operations were a record $171 million, increasing 40%
•Repaid $105 million of debt since fiscal year-end due to strong operating cash flows
•Returned total cash of $39 million to shareholders through share repurchases of $29 million and dividends of $10 million

Comments from the Chairman, President, and Chief Executive Officer

Joseph B. Armes, CSW Industrials’ Chairman, President, and Chief Executive Officer, commented, "Today we reported all-time-record revenue, adjusted EBITDA, adjusted EPS, and operating cash flow for the first half of fiscal 2027 underscoring the wisdom of our strategy, the excellence of our execution, and the resilience of our business. Guided by our enduring capital allocation philosophy, we prioritized debt reduction during the quarter, further deleveraging and strengthening our balance sheet. Recent acquisitions have strategically expanded our product portfolio and enhanced our growth trajectory."

Armes continued, "Our optimistic outlook for the remainder of fiscal 2027 is unchanged. We expect to deliver sustained organic revenue growth in excess of the markets we serve. We may have some short-term margin headwinds due to recent cost increases, but we remain confident in our long-term ability to achieve adjusted EBITDA growth in excess of our revenue growth as well as strong cash flow conversion. We remain focused on maximizing long-term shareholder value through prudent financial management, disciplined capital allocation, and rigorous cost management, which together we expect will accelerate our growth in profitability."

Fiscal 2027 Second Quarter Consolidated Results

Fiscal second quarter revenue was $361.4 million, an $84.5 million or 30.5% increase over the prior year period. Total revenue growth included $56.3 million or 20.3% inorganic growth contributed by acquisitions completed over the last twelve months, which are reported within the Contractor Solutions and Specialized Reliability Solutions segments, as well as an increase in organic revenue of $28.2 million or 10.2%, comprised of 12.9% growth in Contractor Solutions and 12.7% growth in Specialized Reliability Solutions, offset by lower revenue in Engineered Building Solutions.

Gross margin contracted 100 bps to 42.0%, or 90 bps to 42.1% as adjusted, compared to 43.0% in the prior year period. The adjusted gross margin decrease was primarily a result of increased ocean and domestic freight expense as well as rising raw materials costs. Gross profit in the fiscal second quarter was $151.9 million, or $152.3 million adjusted, representing 27.5%, or 27.8% adjusted, growth over $119.2 million in the prior year period. Adjustments made to gross profit and gross margin in the quarter included acquisition-related integration expenses.

Operating expenses were $76.4 million, or $75.6 million adjusted. Adjustments in the quarter were primarily comprised of $0.7 million in nonrecurring expenses related to integration of completed acquisitions. Operating expenses in the prior period were $62.4 million, or $60.6 million adjusted. Operating expenses were higher in the current period due to acquired companies' additional expenses, including amortization of intangible assets. Operating expenses as a percentage of revenue were 21.1%, or 20.9% adjusted, lower than the prior year period of 22.5%, or 21.9% adjusted, leveraging increased revenue, as well as restructuring savings and synergy realization.

Operating income in the current period was $75.5 million, or $76.8 million adjusted, compared to $56.8 million, or $58.5 million adjusted in the prior year period. Operating income as a percentage of revenue was 20.9%, or 21.2% adjusted, compared to 20.5%, or 21.1% adjusted in the prior year period. The adjusted operating income margin was comparable to the prior year period.

Interest expense, net of interest income, was $12.5 million, as compared to $1.3 million in the prior year period. Interest expense in the quarter resulted from the Term Loan A and increased borrowings under our revolving line of credit, due to our acquisitions and share repurchases in the last year.

In the current period, reported net income attributable to CSW improved 16.4% to $47.3 million, compared to $40.7 million in the prior year period. EPS was $2.90 per diluted share, an increase of 20.3% as compared to $2.41 per diluted share in the prior year period, driven by both contributions from recent acquisitions and organic growth, partially offset by higher interest expense and intangible amortization, as well as lower share count. Excluding the amortization of acquisition-related intangible assets and nonrecurring expenses, adjusted EPS increased 23.6% to a record $3.66 per diluted share, compared to $2.96 per diluted share in the prior year period.

Fiscal 2027 second quarter adjusted EBITDA increased 32.6% to a record $96.7 million, up from $72.9 million in the prior year period. Adjusted EBITDA margin expanded 50 bps to 26.8%, compared to 26.3% in the prior year period, due to the previously mentioned improvement in operating expense leverage, offset somewhat by gross margin contraction.

The Company’s effective tax rate for the fiscal second quarter was 24.1%, or 24.5% adjusted, as compared to 26.4% in the prior year period. The adjusted effective tax rate was favorably impacted by the discount on an energy tax credit purchase.

The quarterly cash flows from operations were $95.4 million, as compared to $61.8 million in the prior year period, an increase of 54.4%. Free cash flows, defined as cash flows from operations minus capital expenditures, was $91.9 million, compared to $58.7 million in the prior year period, an increase of $33.2 million, or 56.5%. The increases were primarily due to strong working capital management and higher earnings.

Including cash on hand, our net debt according to our credit facility covenant calculation was $734 million, resulting in a Net Debt-to-EBITDA leverage ratio of 2.10x. The Company ended the quarter with $766.5 million outstanding on the revolving line of credit and the Term Loan A. The revolving line of credit and Term Loan A will have an interest rate of one-month SOFR plus 175 basis points following the fiscal second quarter covenant calculation submission, per terms of the credit facility. As a reminder, in the third quarter of fiscal 2026, the Company entered into a three-year syndicated interest rate hedge to lock in the SOFR rate at 3.416% for the first $300.0 million borrowing under the Term Loan A.

Following quarter-end, the Company announced a regular quarterly cash dividend in the amount of $0.30 per share, to be paid on November 13, 2026, to shareholders of record on October 30, 2026. This represents the Company's thirty-first consecutive quarterly dividend.

Fiscal 2027 Second Quarter Segment Results

Contractor Solutions segment revenue was $285.8 million, a $77.3 million or 37.1% increase over the prior year period, comprised of inorganic growth of 24.2% or $50.5 million from the MARS Parts acquisition and a 12.9% or $26.8 million increase in organic revenue from both pricing actions and volume growth. Segment operating income was $69.7 million, or $70.5 million adjusted to exclude $0.8 million of nonrecurring expenses related to acquisition integration, compared to $53.4 million, or $54.9 million adjusted, in the prior year period. The increase in operating profit resulted from the inclusion of the MARS Parts acquisition, organic volume growth, and pricing actions, partially offset by raw materials cost inflation and increased ocean and domestic freight expense. Segment operating income margin for the fiscal second quarter was 24.4%, or 24.7% adjusted, as compared to 25.6%, or 26.3% adjusted, primarily due to increased costs of materials and freight expenses. Segment adjusted EBITDA in the fiscal second quarter increased 31.5% to $88.9 million, or 31.1% of revenue, compared to $67.6 million, or 32.4% of revenue, in the prior year period. The decrease in adjusted EBITDA margin is primarily due to the higher ocean and domestic freight expenses and materials costs already mentioned, more than offsetting pricing actions.

Specialized Reliability Solutions segment revenue was a record $49.5 million, a $10.7 million or 27.6% increase over the prior year period. Revenue growth was comprised of organic growth of $4.9 million, or 12.7%, and inorganic growth of $5.8 million, or 14.9%. Revenue increased in all end markets served. Segment operating income was $8.9 million, or $9.3 million adjusted to exclude nonrecurring expenses related to acquisition integration, an increase of 82.3% compared to $5.1 million in the prior year period. Segment operating income margin for the fiscal second quarter was 18.0%, or 18.8% adjusted, as compared to the prior year period of 13.1% due to higher margins on recent acquisitions, pricing actions, and a favorable product mix, offset somewhat by increased freight. Segment adjusted EBITDA in the fiscal second quarter was a record $10.6 million, or 21.5% of revenue, compared to $6.4 million, or 16.5% of revenue in the prior year period, again achieving our long-term margin target of greater than 20% for this segment.

Engineered Building Solutions segment revenue was $28.4 million, an 11.1% decrease compared to $31.9 million in the prior year period, due to the Greco Plan discussed below, partially offset by growth in the continuing businesses. Segment operating income was $3.4 million, or 12.0% of revenue, or $3.5 million and 12.4% of revenue adjusted, as compared to the prior year period of $4.8 million, or 15.1% of revenue. The decrease is primarily the result of our previously announced plan to sell the Greco U.S. business and strategically exit the Greco Canada business ("Greco Plan"). During the fiscal quarter, in connection with the Greco Plan, we recorded additional exit-related expenses of $0.1 million. Adjusted EBITDA and adjusted EBITDA margin in the fiscal second quarter were $3.6 million and 12.8%, respectively, compared to $5.2 million and 16.4%, respectively, in the prior year period.

Excluding the Greco businesses, Engineered Building Solutions segment revenue was $22.7 million, a 2.4% increase compared to $22.1 million in the prior year period. Segment adjusted EBITDA and adjusted EBITDA margin in the fiscal second quarter were $4.4 million and 19.3%, respectively, compared to $4.9 million and 22.1%, respectively, in the prior year period.

All percentages are calculated based upon the attached financial statements. Share counts used in determining the diluted EPS are based on a weighted average of outstanding shares throughout the reporting period.

Fiscal 2027 First Half Consolidated Results

Fiscal first half revenue was a record $712.1 million, representing 31.7% growth from $540.6 million in the prior year period, with growth coming from the Contractor Solutions and Specialized Reliability Solutions reporting segments. Of the $171.5 million total growth, $129.3 million was inorganic from acquisitions in the last twelve months, complemented with a $42.2 million or 7.8% increase in organic revenue.

Gross profit in the fiscal first half was $309.3 million, or $310.3 million adjusted, representing $75.7 million or 32.3% growth from $234.6 million in the prior year period, with the incremental profit resulting predominantly from revenue growth, partially offset by increases in material costs and freight expense. Gross profit as a percentage of sales was 43.4%, or 43.6% adjusted, which was comparable to 43.4% in the prior year period. Adjustments made to gross profit and gross margin in the first half include acquisition-related integration expenses and costs related to the Greco Plan.

Operating expenses as a percentage of revenue were 21.6%, or 21.3% adjusted, which was an improvement compared to the prior year period of 22.7% or 22.4% adjusted. Adjustments in the first half were comprised of $1.8 million in nonrecurring expenses related to integration of completed acquisitions, and $0.1 million related to the Greco Plan. Operating expenses in the current year period were $153.9 million or $152.0 million adjusted as compared to $123.0 million or $121.2 million in the prior year period. The additional expenses were related to recent acquisitions including amortization of intangible assets.

In the current period, operating income was $155.4 million or $158.3 million adjusted to exclude the aforementioned adjustments, as compared to $111.7 million, or $113.4 million adjusted, in the prior year period. The incremental operating income resulted primarily from increased revenue. Operating income margin in the current period increased to 21.8% or 22.2% adjusted, compared to the prior year period of 20.7% or 21.0% adjusted due to the improved leverage of operating expenses.

Interest expense, net was $25.2 million, compared to $2.3 million in the prior year period. The increase of $22.9 million was a result of a higher debt balance throughout the first half of the year resulting from the Term Loan A and increased borrowings against the revolver, as well as elevated interest rate.

Other expense, net was $0.2 million, compared to other income, net of $0.5 million in the prior year period. The change of $0.7 million was primarily related to losses/gains arising from transactions in currencies other than functional currencies, as well as a non-cash $0.3 million tax indemnification asset related to the Falcon acquisition that was released and recognized in other expense.

Net income attributable to CSW increased to $97.1 million, compared to the prior year period of $81.6 million primarily as a result of higher revenue. EPS was $5.94, compared to $4.84 in the prior period. Excluding the amortization of acquisition-related intangible assets and the aforementioned nonrecurring expenses, adjusted EPS was $7.50 vs. $5.81, an increase over the prior year period of 29.1%, driven by contributions from recent acquisitions and organic growth, partially offset by higher interest expense and lower share count.

Fiscal 2027 first half adjusted EBITDA increased 40.0% to $198.3 million from $141.7 million in the prior year period. Adjusted EBITDA as a percentage of revenue increased 160 bps to 27.8%, compared to 26.2%, in the prior year period, leveraging our increased revenue.

Net cash provided by operating activities for the fiscal 2027 first half was $171.0 million, an increase of 39.7% compared to $122.5 million in the prior year's first half due to increased profit and strong working capital management. Free cash flows, defined as cash flows from operations minus capital expenditures, was $161.5 million compared to $116.5 million in the prior year period, an increase of $45.1 million, or 38.7%. The Company paid down $105.0 million of debt in the first half, utilizing our strong operating cash flow.

The Company’s effective tax rate for the fiscal first half was 24.9%, or 25.1% adjusted, which remained in line with 25.4% in the prior year.

Fiscal 2027 First Half Segment Results

Contractor Solutions segment revenue was $561.8 million, a $156.6 million or 38.6% increase from the prior year period. Revenue growth was comprised of inorganic growth from acquisitions during the last twelve months ($118.2 million, or 29.2%, of growth), and organic growth of $38.4 million or 9.5% due to increased pricing and unit volumes. Organic unit volumes were up in the first half of the current fiscal year due to end market improvement and leveraging our extended product portfolio. Segment operating income in the current year period was $144.7 million, or $146.4 million adjusted to exclude $1.7 million in acquisition-related expenses, compared to $106.1 million, or $107.7 million adjusted in the prior year period. The incremental profit resulted primarily from the inclusion of recent acquisitions, pricing actions, and organic volume growth, partially offset by increased raw materials costs and higher ocean and domestic freight. Segment operating income margin was 25.8%, or 26.1% adjusted, compared to 26.2%, or 26.6% adjusted, in the prior year period, driven primarily by increased raw material costs and higher freight costs. Segment adjusted EBITDA in the current period was $183.3 million, or 32.6% of revenue, compared to $132.6 million, or 32.7% of revenue in the prior year period.

Specialized Reliability Solutions segment revenue grew to $97.7 million, a $22.1 million or 29.2% increase from the prior year period of $75.6 million, with growth in all end markets served. In the current year period, segment operating income was $17.0 million, or $17.8 million adjusted, compared to the prior year period of $10.3 million. Segment operating income margin was 17.4% or 18.2% adjusted, compared to 13.7% in the prior year period. The improvement in segment operating income resulted from the addition of higher margin acquisitions, pricing actions, savings from restructuring actions, and synergy realization. Segment adjusted EBITDA in the current period was $20.7 million, or 21.2% of revenue, compared to $12.9 million, or 17.1% of revenue in the prior year period.

Engineered Building Solutions segment revenue was $57.3 million, a $6.5 million or 10.2% decrease over the prior year period of $63.8 million, driven primarily by the Greco Plan. Segment operating income was $8.0 million, or $8.4 million adjusted. This represents a 5.1% decrease from prior year period operating income of $8.8 million, or 13.8% of revenue. Segment adjusted EBITDA in the current period was $8.7 million, or 15.1% of revenue, compared to $9.7 million, or 15.1% of revenue in the prior year period.

Excluding the Greco businesses, Engineered Building Solutions segment revenue was $46.1 million, a 4.7% increase compared to $44.0 million in the prior year period. Segment adjusted EBITDA and adjusted EBITDA margin in the fiscal first half were $10.5 million and 22.8%, respectively, compared to $8.7 million and 19.8%, respectively, in the prior year period.

All percentages are calculated based upon the attached financial statements. Share count used in determining the diluted EPS is based on a weighted average of outstanding shares throughout the measurement period.

Conference Call Information

The Company will host a conference call today at 10:00 a.m. ET to discuss the results, followed by a question-and-answer session for the investment community. A live webcast of the call can be accessed at https://ir.csw.com. To access the call, participants may dial 1-877-407-0784, international callers may use 1-201-689-8560, and request to join the CSW Industrials earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until Thursday, November 12, 2026. Participants may access the replay at 1-844-512-2921; international callers may use 1-412-317-6671 and enter access code 13763154. The call will also be available for replay via webcast link on the Investors portion of the CSW website www.csw.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as "may," "should," "expects," "could," "intends," "plans," "anticipates," "estimates," "believes," "forecasts," "predicts" or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, effective tax rate, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations, and financial performance and condition.

The forward-looking statements included in this press release are based on our current expectations, projections, estimates, and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

All forward-looking statements included in this press release are based on information currently available to us, and we assume no obligation to update any forward-looking statement except as may be required by law.

Non-GAAP Financial Measures

This press release includes an analysis of adjusted diluted earnings per share attributable to CSW, adjusted net income attributable to CSW, adjusted effective tax rate, adjusted gross profit, adjusted operating expenses, adjusted operating income, free cash flows, adjusted EBS excluding Greco, adjusted CSW excluding Greco and Net Debt to Adjusted EBITDA Ratio per Revolving Credit Facility ("RCF"), which are non-GAAP financial measures of performance. Attributable to CSW is defined to exclude the income attributable to the non-controlling interest in the Whitmore JV.

CSW utilizes adjusted EBITDA (earnings before interest, tax, depreciation and amortization) as an additional consolidated, non-GAAP financial measure, which consists of consolidated net income including income attributable to the non-controlling interest in the Whitmore JV, adjusted to remove the impact of income taxes, interest expense, depreciation, amortization and impairment, and significant nonrecurring items.

For a reconciliation of these measures to the most directly comparable GAAP measures and for a discussion of why we consider these non-GAAP measures useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

About CSW Industrials, Inc.

CSW Industrials is a diversified industrial growth company with industry-leading operations in three segments: Contractor Solutions, Specialized Reliability Solutions, and Engineered Building Solutions. CSW provides niche, value-added products with two essential commonalities: performance and reliability. The primary end markets we serve with our well-known brands include: HVAC/R, plumbing, electrical, general industrial, architecturally-specified building products, energy, mining, and rail transportation. For more information, please visit www.csw.com.

Investor Relations

Alexa Huerta
Vice President, Investor Relations and Treasurer
214-489-7113
alexa.huerta@csw.com

CSW INDUSTRIALS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands, except per share amounts)	2026	2025	2026	2025
Revenues, net	$361,435	$276,951	$712,085	$540,597
Cost of revenues	(209,511)	(157,766)	(402,800)	(305,970)
Gross profit	151,924	119,185	309,285	234,627
Selling, general and administrative expenses	(76,392)	(62,405)	(153,899)	(122,971)
Operating income	75,532	56,780	155,386	111,656
Interest expense, net	(12,464)	(1,320)	(25,194)	(2,341)
Other income (loss), net	44	8	(178)	536
Income before income taxes	63,112	55,468	130,014	109,851
Provision for income taxes	(15,225)	(14,654)	(32,347)	(27,867)
Net income	47,887	40,814	97,667	81,984
Less: Income attributable to redeemable noncontrolling interest	(545)	(158)	(566)	(403)
Net income attributable to CSW	$47,342	$40,656	$97,101	$81,581

Net income per share attributable to CSW
Basic	$2.91	$2.42	$5.95	$4.86
Diluted	$2.90	$2.41	$5.94	$4.84

Weighted average number of shares outstanding:
Basic	16,291	16,785	16,310	16,796
Diluted	16,333	16,842	16,349	16,852

CSW INDUSTRIALS, INC.
CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except for per share amounts)	September 30, 2026	March 31, 2026
	(unaudited)	(a)
ASSETS
Current assets:
Cash and cash equivalents	$37,204	$33,799
Accounts receivable, net of allowance for expected credit losses of $2,577 and $2,314, respectively	215,113	210,264
Inventories, net	314,781	309,707
Prepaid expenses and other current assets	37,111	26,555
Assets held for sale	11,058	8,742
Total current assets	615,267	589,067
Property, plant and equipment, net of accumulated depreciation of $134,079 and $125,552, respectively	108,090	107,536
Goodwill	640,230	632,631
Intangible assets, net	872,623	900,051
Other assets	92,730	87,399
Total assets	$2,328,940	$2,316,684

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$104,489	$76,930
Accrued and other current liabilities	122,460	116,055
Current portion of long-term debt	29,458	29,458
Liabilities held for sale	5,041	4,478
Total current liabilities	261,448	226,921
Long-term debt	735,105	839,836
Retirement benefits payable	1,018	1,040
Other long-term liabilities	194,323	179,489
Total liabilities	1,191,894	1,247,286
Commitments and contingencies
Redeemable noncontrolling interest	19,555	18,989
Equity:
Common shares	179	178
Additional paid-in capital	531,827	520,076
Treasury shares, at cost	(294,780)	(257,704)
Retained earnings	886,214	798,956
Accumulated other comprehensive loss	(5,949)	(11,097)
Total equity	1,117,491	1,050,409
Total liabilities, redeemable noncontrolling interest and equity	$2,328,940	$2,316,684
(a) Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2026

CSW INDUSTRIALS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended September 30,
(Amounts in thousands)	2026	2025
Cash flows from operating activities:
Net income	$97,667	$81,984

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,955	7,848
Amortization of acquisition-related intangible assets & inventory step-up	30,897	19,889
Amortization of deferred financing fees	616	499
Provision for inventory reserves	4,414	218
Provision for credit losses	468	249
Share-based compensation	7,724	7,628
Net loss on disposals of property, plant and equipment	400	208
Net pension benefit	38	33
Net deferred taxes	1,363	296
Changes in operating assets and liabilities:
Accounts receivable	(6,576)	11,685
Inventories	(11,046)	(10,129)
Prepaid expenses and other current assets	(7,856)	(5,679)
Other assets	222	176
Accounts payable and other current liabilities	43,700	7,298
Retirement benefits payable and other liabilities	63	264
Net cash provided by operating activities	171,049	122,467
Cash flows from investing activities:
Capital expenditures	(9,501)	(5,984)
Proceeds from sale of assets	183	54
Cash paid for acquisitions, net of cash received	(560)	(325,509)
Net cash used in investing activities	(9,878)	(331,439)
Cash flows from financing activities:
Borrowings on line of credit	88,779	138,394
Repayments of line of credit	(178,779)	(78,394)
Repayments on Term Loan A	(15,000)	—
Payments of deferred loan costs	—	(2,837)
Payments of deferred and contingent considerations	(225)	(4,875)
Purchase of treasury shares	(42,182)	(26,073)
Distributions to redeemable noncontrolling interest shareholder	—	(2,000)
Dividends	(9,797)	(9,074)
Net cash (used in) provided by financing activities	(157,204)	15,141
Effect of exchange rate changes on cash and equivalents	(562)	(543)
Net change in cash and cash equivalents	3,405	(194,374)
Cash and cash equivalents, beginning of period	33,799	225,845
Cash and cash equivalents, end of period	$37,204	$31,471

Reconciliation of Non-GAAP Measures

We use adjusted earnings per share attributable to CSW, adjusted net income attributable to CSW, adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted effective tax rate, adjusted EBITDA, free cash flows, adjusted EBS excluding Greco, adjusted CSW excluding Greco and Net Debt to Adjusted EBITDA Ratio per Revolving Credit Facility ("RCF"), together with financial measures prepared in accordance with GAAP, such as revenue, cost of revenue, operating expense, operating income, net income attributable to CSW and operating cash flows, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. Free cash flows is a non-GAAP financial measure and is defined as cash flows from operations less capital expenditures. We believe these measures are useful for investors to assess the operating performance of our business without the effect of non-recurring items. In the following tables, there could be immaterial differences in amounts presented due to rounding.

CSW INDUSTRIALS, INC.
Reconciliation of Net Income Attributable to CSW to Adjusted Net Income Attributable to CSW
(unaudited)

(Amounts in thousands, except per share data)	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
Net income attributable to CSW	$47,342	$40,656	$97,101	$81,581

Adjusting items:
Amortization of acquisition-related intangible assets and inventory step-up	15,301	10,478	30,934	19,890
Amortization tax effect	(3,788)	(2,588)	(7,659)	(4,913)
Acquisition-related integration expenses, net of tax effect	871	—	1,906	—
Acquisition-related transaction expenses, net of tax effect	—	1,325	—	1,325
Greco Plan related expenses, net of tax effect	64	—	294	—
Adjusted net income attributable to CSW	$59,790	$49,871	$122,575	$97,883

Net Income Attributable to CSW per diluted common share	$2.90	$2.41	$5.94	$4.84

Adjusting Items, per dilutive common share:
Amortization of acquisition-related intangible assets and inventory step-up	0.94	0.62	1.89	1.18
Amortization tax effect	(0.23)	(0.15)	(0.47)	(0.29)
Acquisition-related integration expenses, net of tax effect	0.05	—	0.12	—
Acquisition-related transaction expenses, net of tax effect	—	0.08	—	0.08
Greco Plan related expenses, net of tax effect	—	—	0.02	—
Adjusted net income attributable to CSW per dilutive common share	$3.66	$2.96	$7.50	$5.81

CSW INDUSTRIALS, INC.
Reconciliation of Effective Tax Rate to Adjusted Effective Tax Rate
(unaudited)

(Amounts in thousands)	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
GAAP income before tax	$63,112	$55,468	$130,014	$109,851
Adjusting items:
Acquisition-related integration expenses	1,154	—	2,542	—
Acquisition-related transaction expenses	—	1,759	—	1,759
Greco Plan related expenses	85	—	392	—
Reversal of tax indemnification receivable	300	—	300	—
Adjusted income before tax	$64,651	$57,227	$133,249	$111,610

GAAP provision for income tax	$15,225	$14,655	$32,347	$27,866
Adjusting items:
Tax effect of acquisition-related integration expenses	282	—	636	—
Tax effect of acquisition-related transaction expenses	—	434	—	434
Tax effect of Greco Plan related expenses	21	—	98	—
Tax effect of reversal of tax indemnification receivable	300	—	300	—
Adjusted provision for income tax	$15,828	$15,089	$33,382	$28,301

GAAP effective tax rate	24.1%	26.4%	24.9%	25.4%
Adjusted effective tax rate	24.5%	26.4%	25.1%	25.4%

CSW INDUSTRIALS, INC.
Reconciliation of Net Income Attributable to CSW to Adjusted EBITDA
(unaudited)

(Amounts in thousands)	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
Net Income attributable to CSW	$47,342	$40,656	$97,101	$81,581
Plus: Income attributable to redeemable noncontrolling interest	545	158	566	403
Net Income	$47,887	$40,814	$97,667	$81,984

Adjusting Items:
Interest expense, net	12,464	1,320	25,194	2,342
Income tax expense	15,225	14,655	32,347	27,866
Depreciation & amortization	19,594	14,392	39,853	27,730
EBITDA	$95,169	$71,180	$195,061	$139,922

EBITDA Adjustments:
Acquisition-related integration expenses	1,154	—	2,542	—
Acquisition-related transaction expenses	—	1,759	—	1,759
Greco Plan related expenses	85	—	392	—
Reversal of tax indemnification receivable	300	—	300	—
Adjusted EBITDA	$96,708	$72,939	$198,295	$141,681
Adjusted EBITDA % Revenue	26.8%	26.3%	27.8%	26.2%

CSW INDUSTRIALS, INC.
Reconciliation of Gross Profit to Adjusted Gross Profit
(unaudited)

(Amounts in thousands)	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
Gross Profit	$151,924	$119,185	$309,285	$234,627
Gross Profit % Revenue	42.0%	43.0%	43.4%	43.4%

Adjusting Items:
Acquisition-related integration expenses	408	—	761	—
Greco Plan related expenses	—	—	279	—
Adjusted Gross Profit	$152,332	$119,185	$310,325	$234,627
Adjusted Gross Profit % Revenue	42.1%	43.0%	43.6%	43.4%

CSW INDUSTRIALS, INC.
Reconciliation of Operating Expenses to Adjusted Operating Expenses
(unaudited)

(Amounts in thousands)	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
Operating expenses (a)	$76,393	$62,405	$153,899	$122,971
Operating expenses % Revenue	21.1%	22.5%	21.6%	22.7%

Adjusting Items:
Acquisition-related integration expenses	(745)	—	(1,782)	—
Acquisition-related transaction expenses	—	(1,759)	—	(1,759)
Greco Plan related expenses	(85)	—	(113)	—
Adjusted Operating expenses	$75,562	$60,646	$152,004	$121,212
Adjusted Operating expenses % Revenue	20.9%	21.9%	21.3%	22.4%
(a) Operating expenses include selling, general, and administrative expense and impairment expense.

CSW INDUSTRIALS, INC.
Reconciliation of Segment Operating Income to Segment Adjusted EBITDA
(unaudited)

(Amounts in thousands)	Three Months Ended September 30, 2026
	Contractor Solutions	Specialized Reliability Solutions	Engineered Building Solutions	Corporate and Other	Consolidated
Revenue, net	$285,790	$49,509	$28,373	$(2,237)	$361,435

Operating Income	$69,692	$8,926	$3,419	$(6,505)	$75,532
% Revenue	24.4%	18.0%	12.0%		20.9%

Adjusting Items:
Acquisition-related integration expenses	795	359	—	—	1,154
Greco Plan related expenses	—	—	85	—	85
Adjusted Operating Income	$70,487	$9,284	$3,504	$(6,505)	$76,770
% Revenue	24.7%	18.8%	12.4%		21.2%

Adjusting Items:
Other income (expense), net	180	(153)	9	8	44
Depreciation & amortization	17,946	1,508	118	22	19,594
Reversal of tax indemnification receivable	300	—	—	—	300
Adjusted EBITDA	$88,912	$10,640	$3,631	$(6,474)	$96,708
% Revenue	31.1%	21.5%	12.8%		26.8%

(Amounts in thousands)	Three Months Ended September 30, 2025
	Contractor Solutions	Specialized Reliability Solutions	Engineered Building Solutions	Corporate and Other	Consolidated
Revenue, net	$208,468	$38,806	$31,914	$(2,236)	$276,951

Operating Income	$53,375	$5,093	$4,832	$(6,519)	$56,780
% Revenue	25.6%	13.1%	15.1%		20.5%

Adjusting Items:
Acquisition-related transaction expenses	1,550	—	—	209	1,759
Adjusted Operating Income	$54,925	$5,093	$4,832	$(6,310)	$58,539
% Revenue	26.3%	13.1%	15.1%		21.1%

Adjusting Items:
Other income (expense), net	133	(19)	(40)	(67)	8
Depreciation and amortization	12,555	1,347	440	49	14,392
Adjusted EBITDA	$67,613	$6,421	$5,233	$(6,328)	$72,939
% Revenue	32.4%	16.5%	16.4%		26.3%

	Six Months Ended September 30, 2026
(Amounts in thousands)	Contractor Solutions	Specialized Reliability Solutions	Engineered Building Solutions	Corporate and Other	Consolidated
Revenue, net	$561,798	$97,703	$57,311	$(4,726)	$712,085

Operating Income	$144,708	$16,980	$7,992	$(14,294)	$155,386
% Revenue	25.8%	17.4%	13.9%		21.8%

Adjusting Items:
Acquisition-related integration expenses	1,706	837	—	—	2,542
Greco Plan related expenses	—	—	392	—	392
Adjusted Operating Income	146,414	17,817	8,384	(14,294)	158,320
% Revenue	26.1%	18.2%	14.6%		22.2%

Adjusting Items:
Other income (expense), net	(10)	(152)	44	(59)	(177)
Depreciation & amortization	36,558	3,012	236	47	39,853
Reversal of tax indemnification receivable	300	—	—	—	300
Adjusted EBITDA	183,261	20,676	8,663	(14,305)	198,296
% Revenue	32.6%	21.2%	15.1%		27.8%

	Six Months Ended September 30, 2025
(Amounts in thousands)	Contractor Solutions	Specialized Reliability Solutions	Engineered Building Solutions	Corporate and Other	Consolidated
Revenue, net	$405,208	$75,611	$63,810	$(4,033)	$540,597

Operating Income	$106,134	$10,335	$8,831	$(13,643)	$111,656
% Revenue	26.2%	13.7%	13.8%		20.7%

Adjusting Items:
Acquisition-related transaction expenses	1,550	—	—	209	1,759
Adjusted Operating Income	$107,684	$10,335	$8,831	$(13,434)	$113,415
% Revenue	26.6%	13.7%	13.8%		21.0%

Adjusting Items:
Other income (expense), net	831	(94)	(32)	(168)	536
Depreciation & amortization	24,095	2,684	856	94	27,730
Adjusted EBITDA	$132,609	$12,924	$9,655	$(13,508)	$141,681
% Revenue	32.7%	17.1%	15.1%		26.2%

CSW INDUSTRIALS, INC.
Reconciliation of Operating Cash Flows to Free Cash Flows
(unaudited)

(Amounts in thousands)	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
Net cash provided by operating activities	$95,429	$61,826	$171,049	$122,467

Less: Capital expenditures	$(3,497)	$(3,080)	$(9,501)	$(5,984)
Free cash flow	$91,932	$58,746	$161,548	$116,483
Adjusted EBITDA	$96,708	$72,939	$198,295	$141,681
Free cash flow % Adj. EBITDA	95.1%	80.5%	81.5%	82.2%

CSW INDUSTRIALS, INC.
Reconciliation of Adjusted CSW to Adjusted CSW excluding Greco
(unaudited)

(Amounts in thousands)	Three Months Ended September 30,
	2026			2025
	CSW Consolidated	Greco Consolidated	CSW Consolidated excluding Greco	CSW Consolidated	Greco Consolidated	CSW Consolidated excluding Greco
Revenues, net	$361,435	$5,723	$355,713	$276,951	$9,799	$267,152
Adjusted EBITDA	96,708	(738)	97,447	72,939	336	72,603
Adjusted EBITDA Margin	26.8%	(12.9)%	27.4%	26.3%	3.4%	27.2%
Amortization Adjusted EPS	$3.66	$(0.03)	$3.69	$2.96	$0.01	$2.95

(Amounts in thousands)	Six Months Ended September 30,
	2026			2025
	CSW Consolidated	Greco Consolidated	CSW Consolidated excluding Greco	CSW Consolidated	Greco Consolidated	CSW Consolidated excluding Greco
Revenues, net	$712,085	$11,230	$700,854	$540,597	$19,803	$520,793
Adjusted EBITDA	198,295	(1,856)	200,151	141,681	932	140,749
Adjusted EBITDA Margin	27.8%	(16.5)%	28.6%	26.2%	4.7%	27.0%
Amortization Adjusted EPS	$7.50	$(0.09)	$7.59	$5.81	$0.03	$5.78

CSW INDUSTRIALS, INC.
Reconciliation of Adjusted EBS to Adjusted EBS excluding Greco
(unaudited)

(Amounts in thousands)	Three Months Ended September 30,
	2026			2025
	EBS	Greco Consolidated	EBS, excluding Greco	EBS	Greco Consolidated	EBS, excluding Greco
Revenues, net	$28,373	$5,723	$22,651	$31,914	$9,799	$22,115
Adjusted EBITDA	3,631	(738)	4,369	5,233	336	4,897
Adjusted EBITDA Margin	12.8%	(12.9)%	19.3%	16.4%	3.4%	22.1%

(Amounts in thousands)	Six Months Ended September 30,
	2026			2025
	EBS	Greco Consolidated	EBS, excluding Greco	EBS	Greco Consolidated	EBS, excluding Greco
Revenues, net	$57,311	$11,230	$46,080	$63,810	$19,803	$44,007
Adjusted EBITDA	8,663	(1,856)	10,519	9,655	932	8,723
Adjusted EBITDA Margin	15.1%	(16.5)%	22.8%	15.1%	4.7%	19.8%

CSW INDUSTRIALS, INC.
Net Debt to Adjusted EBITDA Ratio per Revolving Credit Facility ("RCF")
(Unaudited)

(in thousands, except net debt to adjusted EBITDA ratio)	Trailing Twelve Months Period Ending September 30, 2026
GAAP debt	$766,500
Minus: GAAP cash	(37,204)
Add: Restricted cash per RCF	4,814
Add: Capital lease liabilities	298
Net debt per RCF	$734,408

GAAP Net Income	128,529
Interest expense, net	45,097
Income tax expense	37,187
Depreciation & amortization	79,194
Greco impairment expense	15,627
Proforma EBITDA for acquisitions	6,558
Stock compensation expenses	15,010
Acquisition transaction and integration expenses	12,819
Prior year ESOP contribution	5,235
Greco Plan related expenses	2,601
Non-cash tax indemnification expense	1,756
Nonrecurring restructuring expenses	542
Other misc. adjustments per RCF	313
Adjusted EBITDA per RCF	$350,468

Net debt to adjusted EBITDA ratio per RCF	2.10x